File No.

As filed with the Securities and Exchange Commission on November 9, 1999



SECURITIES AND EXCHANGE COMMISSION
      Washington, D.C. 20549


            FORM S-8

     REGISTRATION STATEMENT
             UNDER
   THE SECURITIES ACT OF 1933



 ALPHA HOSPITALITY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware               13-3714474
(State or other jurisdiction (I.R.S. Employer of incorporation or organization) Identification Number)

      12 East 49th Street
    New York, New York 10017
         (212) 750-3500
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

       ROBERT STEENHUISEN
    Chief Accounting Officer
      12 East 49th Street
    New York, New York 10017
         (212) 750-3500
(Name, address, including zip code, and telephone
            number,
including area code, of agent for service)

           Copies to:

    HERBERT F. KOZLOV, ESQ.
PARKER DURYEE ROSOFF & HAFT, P.C.
        529 Fifth Avenue
    New York, New York 10017
         (212) 599-0500

     Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


 CALCULATION OF REGISTRATION FEE
______________________________________________
                                                        Proposed
                                   Proposed             maximum
Title of securities Amount to be   maximum offering     aggregate           Amount  of
to be registered    registered     price Per Share(1)   offering price(1)   registration fee
_____________________________________________________
Common Stock,       4,900,000      $4.0625 (1)          $19,906,250         $5,533.94
$0.01 par value (2)


(1) Estimated solely for the purpose of calculating the registration fee, as determined in accordance with Rules 457(c) and 457(h), using the average of the high and low sales prices per share of Alpha's common stock as reported on the NASDAQ Small Cap Market on November 5, 1999.

(2)    Pursuant to Rule 416(a), the Registration
       Statement also relates to an indeterminate number of additional shares of Alpha's common stock, issuable upon the exercise of options pursuant to anti-dilution provisions contained therein, which shares of common stock are registered hereunder.


             PART I

INFORMATION REQUIRED IN THE SECTION 10(a)
           PROSPECTUS


         The document(s) containing the information specified in Part I of Form S-8 will be sent or given to specified employees pursuant to Rule 428(b)(1) of the Securities Act of 1933 (the "Securities Act"). The documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II below, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

       The selling shareholders may acquire their shares through the exercise of options granted to them in connection with Alpha Hospitality Corporation's 1993
Stock Option Plan and 1998 Stock Option Plan. Options to purchase up to a maximum of 900,000 shares may be awarded under Alpha's 1993 Stock Option Plan. Options to purchase up to a maximum of 4,000,000 shares may be awarded under Alpha's 1998 Stock Option Plan. A total of 2,020,000 shares are issuable in accordance with grants made to date under these plans and are covered by this registration statement. 611,000 of these shares may be acquired by selling shareholders through participation in Alpha's 1993 Stock Option Plan and 1,409,000 of such shares may be acquired by selling shareholders through participation in Alpha's 1998 Stock Option Plan. Options to purchase the balance of the shares available under these plans have not yet been granted. 590,000 shares issuable to employees and non-affiliates of Alpha under the plans may be sold upon the effectiveness of this registration statement on Form S-8, without reference to the reoffer prospectus described below.

         Under cover of this Form S-8 is a reoffer prospectus prepared in accordance with Part I of Form S-3 under the Securities Act. The reoffer prospectus may be utilized for reoffering and resales of up to 1,430,000 shares of common stock, 280,000 of which may be acquired by the named shareholders through participation in Alpha's 1993 Stock Option Plan, and 1,150,000 of which may be acquired by the named shareholders through participation in Alpha's 1998 Stock Option Plan.

REOFFER PROSPECTUS

         1,430,000 Shares
  ALPHA HOSPITALITY CORPORATION
 Common Stock, par value $.01 per share

       This reoffer prospectus relates to the offer and
sale of 1,430,000 shares of the Common Stock, par value
$.01 per share, of Alpha Hospitality Corporation
("Alpha"). Any or all of the selling shareholders named in this reoffer prospectus may offer these shares from time to time for their own benefit. The selling shareholders may acquire their shares through the exercise of options granted to them in connection with Alpha's 1993 Stock Option
Plan and Alpha's 1998 Stock Option Plan.  Options to
purchase up to a maximum of 900,000 shares may be
awarded under Alpha's 1993 Stock Option Plan.  Options
to purchase up to a maximum of 4,000,000 shares may be awarded under Alpha's 1998 Stock Option Plan. A total of 2,020,000 shares are issuable in accordance with grants made to date under these plans. Options to purchase the balance of the shares available under these plans have not yet been granted. 590,000 shares issuable to employees and non-affiliates of Alpha are covered by the registration statement on Form S-8 of which this reoffer prospectus is a part, although those shares are not required to be
included in this reoffer prospectus. Alpha will receive the exercise price from any exercise of the options. Any funds Alpha receives will be used for working capital. If after exercising his or her options, a shareholder sells his or her shares, he or she will receive all proceeds from those sales. Alpha will receive no part of the proceeds from the sale of the shares by the selling shareholders. Alpha will bear all the expenses of this registration statement. The selling shareholders will bear all selling and other expenses involved in the sales of their shares.----------------
These securities involve a high degree of risk.
 See "Risk Factors" beginning on Page 3.
        ----------------

       Neither the Securities and Exchange
Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

       We have not authorized anyone to give
any information or make any representation about Alpha that differs from, or adds to, the information in this prospectus or in our documents that are publicly filed with the Securities and Exchange Commission. If anyone does give you different or additional information, you should not rely on it.

       If you are in a jurisdiction where it is unlawful to buy the securities offered by this prospectus, or if you are a person to whom it is unlawful to direct such activities, then the offer presented by this prospectus does not extend to you.

       The information in this prospectus
speaks only as of its date unless the information specifically indicates that another date applies.
The delivery of this prospectus at any time does not imply that the information contained herein is correct as of any time subsequent to its date.


       Alpha's common stock is listed for trading on The NASDAQ SmallCap Market under the symbol
"ALHY" and on the Boston Stock Exchange under the symbol "ALH." On November 5, 1999, the closing bid price of Alpha's common stock, as reported by The
NASDAQ SmallCap Market, was $4.0625 per share.


Alpha's executive offices are located at:  12 East 49th
Street, 24th Floor, New York, New York 10017.
Its telephone number is 212-750-3500.


The date of this prospectus is November 9, 1999.

        TABLE OF CONTENTS


RISK FACTORS . . . . . . . . . . . . . . . . . . . .3
   Future sales of shares could potentially dilute
    your interest in Alpha's common stock . . . . . 3
   The market price of Alpha's common stock
    can be highly volatile . . . . . . . . . . . .  3
   Alpha cannot assure that there will be a public
    market in the future for its securities. . . . .3
   Alpha has no ongoing operations. . . . . . . . . 4
   Alpha has a history oflosses. . . . . . . . . . .4
   Alpha's operations have been subject to
    seasonal fluctuations.. . . . . . . . . . . . . 4
   Alpha has outstanding indebtedness. . . . . . . .4
   Alpha's liability insurance possibly may be
    insufficient . . . . . . . . . . . . . . . . . .4
   Alpha competes in a highly competitive
    industry . . . . . . . . . . . . . . . . . . . .5
   Alpha's proposed operations are subject to
    government regulation. . . . . . . . . . . . . .5
   Alpha has no operating history with respect to
    new ventures . . . . . . . . . . . . . . . . . .5
   The loss of a gaming license would adversely
    affect Alpha's operations. . . . . . . . . . . .6
   Gaming operations are subject to taxation. . . . 6
   This prospectus contains forward-looking
    statements . . . . . . . . . . . . . . . . . . .6

RECENT DEVELOPMENTS. . . . . . . . . . . . . . . . .6
   Casino and gaming development activities . . . . 6
   Legal proceedings . . . . . . . . . . . . . . . .8

USE OF PROCEEDS. . . . . . . . . . . . . . . . . . .8

PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . .8

RESALE OF SHARES BY AFFILIATES . . . . . . . . . . .9

SELLING SHAREHOLDERS . . . . . . . . . . . . . . . .9

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . .10

EXPERTS. . . . . . . . . . . . . . . . . . . . . . .10

ADDITIONAL INFORMATION ABOUT ALPHA . . . . . . . . .11

DOCUMENTS INCORPORATED BY REFERENCE . . . . . . . . 11

          RISK FACTORS

       Before you decide to invest in Alpha's
common stock being offered by this prospectus, you should be aware that there are various risks, including those described below. Some of the following risks pertain to Alpha's former gaming businesses. Although Alpha is not currently involved directly in the gaming industry, Alpha's previous experience in the industry make gaming one of the most likely industries that Alpha may choose to enter.
You should carefully consider these risks as well as the more detailed information contained in this prospectus and in the documents incorporated in this prospectus by reference, before making your decision.


Future sales of shares could potentially dilute your interest in Alpha's common stock

       As of November 3, 1999, Alpha had
16,803,149 shares of common stock outstanding. An additional 2,020,000 shares may be issued if holders of the stock options issued pursuant to the 1993 and 1998 stock option plans choose to exercise such options. Similarly, holders of preferred stock, warrants and various other stock options may from time to time exercise or convert their securities into common stock. If holders of these other securities exercise or convert them into common stock and then sell those shares into the public market, the sales may reduce the prevailing market price for Alpha's common stock. As a result, Alpha may find it more difficult in the future to raise capital by selling equity securities.

The market price of Alpha's common stock can be highly volatile

       The average daily trading volume of Alpha's common stock has generally been light. The market price has been highly volatile and may not be indicative of the market price in a more liquid market. Therefore, the low volume may have had a significant effect on the historical market price of the stock. The market price of the stock could also be subject to significant fluctuations in response to a number of factors, not all of which relate directly to Alpha's performance. Some of these factors are: the depth and liquidity of the market for the stock; public announcements by Alpha, its clients and competitors;
investor perception of Alpha; rumors; and general economic and other conditions.

Alpha cannot assure that there will be a public market in the future for its securities

       Alpha cannot assure that its common stock will continue to be quoted on the NASDAQ SmallCap
Market or listed on the Boston Stock Exchange. Even if these quotations or listings continue, Alpha cannot assure there will be a significant public market. Among other requirements for continued listing on the NASDAQ
SmallCap Market, a company must have at least
$2,000,000 in net tangible assets, and the listed security must have a minimum bid price of $1.00 per share. The Boston Stock Exchange's maintenance criteria require a company to have total assets of at least $1,000,000 and total stockholders' equity of at least $500,000. At June 30, 1999, Alpha had total assets of $9,120,000 and stockholders' equity of approximately $3,840,000.

       In the event Alpha's common stock were
delisted from the NASDAQ SmallCap Market, trading, if any, would be conducted on the Boston Stock Exchange and in the over-the-counter market on the NASD's electronic bulletin board. As a result, an investor may find it more difficult to dispose of or obtain accurate quotations for the price of Alpha's securities. In addition, Alpha's common stock would be subject to Rules 15g-1 and 15g-6 promulgated under the Securities Exchange Act of 1934.
These rules impose additional sales practice requirements on broker-dealers who sell securities covered by these rules to a buyer who is not an established customer or an accredited investor. In general, an accredited investor is a person with assets in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with his or her spouse. Among other special requirements, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to consummation. Consequently, these rules may discourage broker-dealers from effecting transactions in Alpha's common stock or affect their ability to sell
Alpha's securities. As a result, purchasers and current holders of Alpha's securities could find it more difficult to sell their securities.

Alpha has no ongoing operations

       Alpha currently has no operating business to generate income. Alpha's ongoing ability to meet its general and administrative obligations will depend on its ability to do one or more of the following things:

          Achieve profits from prospective gaming
operations in New York, Florida, Louisiana or Mississippi;
          Achieve profits from operations of any
other future business opportunities;
          Combine with an entity having sufficient cash flow to meet Alpha's obligations; or
          Obtain additional funds through financing activities.

       Alpha cannot give any assurance that it will be able to generate enough funds through any of these activities to meet its general and administrative obligations.

Alpha has a history of losses

       Since its inception, Alpha has suffered
significant losses from operations. Alpha had net losses of approximately $13,399,000 in the fiscal year ended
December 31, 1998, and $22,815,000 in the fiscal year ended December 31, 1996. In the fiscal year ended
December 31, 1997, Alpha's net income of $2,835,000 included a gain of $4,609,000 from the extinguishment of debt; without this extraordinary item, Alpha would have had a net loss of approximately $1,774,000. For the six months ended June 30, 1999, Alpha had a net loss of approximately $1,323,000. As of June 30, 1999, Alpha had an accumulated deficit of approximately $71,553,000.
If Alpha is not able to derive income from operations, or otherwise raise additional capital, there is uncertainty as to whether it will be able to continue as a going concern.

Alpha's operations have been subject to seasonal fluctuations

       The results of Alpha's former casino
operations were seasonal, with the greatest activity occurring during the months of May through September. Consequently, Alpha's operating results during the calendar quarters ending in December and March were not as profitable as those quarters ending in June and September, and losses resulted from time to time. The seasonal nature of casino operations increases the risk that natural disasters or the loss of the casinos for any other reason from May through September would have a material, adverse effect on an operator's financial condition and results of operations. In the event that Alpha should again be involved in the gaming industry, Alpha's business could again be subject to similar fluctuations and risks.

Alpha has outstanding indebtedness

       Alpha's outstanding indebtedness consists of a note payable to an affiliate, Bryanston Group, Inc. The current balance of this note is approximately $1,482,000.
No default or acceleration has occurred on this loan.
Alpha cannot assure you that a default will not be declared in the future. Declaration of a default could have an adverse affect on Alpha's financial condition, business and/or operations.

       Alpha's chairman and chief executive, Stanley
Tollman, has elected to defer receiving his salary.
Although the salary accumulates without interest, the total amount owed to Mr. Tollman on November 4, 1999 is approximately $1,492,000. The board of directors has granted Mr. Tollman the right to convert up to $2,000,000 of this accumulated salary into shares of Alpha's common stock, at a price of $2.00 per share.

Alpha's liability insurance possibly may be insufficient

       Alpha maintains and intends to maintain
general liability insurance in amounts that management believes will be sufficient to cover casualty risks associated with the operation of its business. These risks include fire, property damage, personal injury, liquor liability, etc. At present, Alpha is a defendant in one proceeding based upon the theory of "liquor liability" for the service of alcohol to a customer. Alpha believes that its exposure in this proceeding is adequately covered by the levels of insurance currently maintained. However, Alpha cannot assure that its existing insurance will be adequate to cover unanticipated liabilities.

Alpha competes in a highly competitive industry

       Alpha's current operations include:
development of potential new gaming operations in New
York, Florida, Louisiana and Mississippi; and the potential acquisition or development of other business operations.
These industries are highly competitive.  Many of the
potential competitors in these industries have significantly greater financial and other resources than Alpha or more
experience in that particular industry.   It is likely that this
intense competition may limit the profitability of Alpha's operations or even render them unprofitable.

Alpha's proposed operations are subject to government regulation

       General: The ownership and operation of
Alpha's properties have been subject to regulation by federal, state and local governmental authorities. This includes regulation relating to environmental protection. Alpha has not been the subject of any complaints or other formal or informal proceedings alleging any violations of government regulations. However, Alpha cannot provide assurance that it can comply with or will be able to continue to comply with current or future governmental regulations everywhere it conducts or will conduct business operations. Alpha may have to incur substantial costs or interrupt its operations to comply with regulations. Present or future federal, state or local regulations may restrict Alpha's present and possible future activities. If Alpha is unable to comply with these or similar requirements, it could be subject to sanctions. Any sanctions could have a materially adverse effect upon Alpha's business.

       New York:  Alpha's proposed casino in
Sullivan County, New York, if approved, is to be built on land that will effectively be owned by the St. Regis
Mohawk Tribe.  As a result, the Federal Indian Gaming
Law applies to Alpha for this proposed project. This law provides a comprehensive, detailed scheme for the control of gaming operations. The law also specifies how licenses for gaming are to be issued, both to gaming facilities and to persons involved in gaming-related activities. Each of the supervising governmental agencies is authorized to promulgate rules and regulations applicable to the administration of gaming-related laws. The State of New
York regulates Indian gaming casinos through the New
York State Racing and Wagering Board. Additionally, in connection with these potential operations in New York
State, Alpha has filed documentation with the National
Indian Gaming Commission.

       Mississippi: Alpha no longer holds a casino operating license in Mississippi. However, Alpha has retained its finding of suitability to comply with the Mississippi Gaming Commission's requirements.
Therefore, it remains subject to the rules and regulations of the Mississippi Gaming Commission. Alpha recently received a 15% interest in Casino Ventures, LLC, which plans to operate the vessel formerly known as Bayou
Caddy's Jubilation Casino at a site located in Tunica, Mississippi. Alpha also owns a 25% partnership interest in Greenville Casino Partners, L.P., even though it no longer carries this investment on its financial statements.

Alpha has no operating history with respect to new ventures

       Except to the extent that Alpha develops new gaming opportunities or realizes prospective gaming opportunities in New York Florida, Louisiana and
Mississippi, it is anticipated that Alpha will change the basic nature of its business. Alpha has no operating history with respect to any new gaming opportunity it may pursue. For example, Alpha has no operating experience in the geographic areas where the prospective gaming opportunities in New York, Florida, Louisiana and Mississippi are being contemplated. Similarly, Alpha has no operating experience in any new line of business in which it may engage. Management currently intends to concentrate its investigation of potential business acquisitions in areas, such as gaming, hotel and related hospitality ventures, in which Alpha's affiliates and/or members of management have prior experience. However, Alpha cannot assure you that it will be able to locate and consummate a transaction with any business in these areas. Alpha also cannot assure you that its activities in new lines of business will be profitable. As of the date of this prospectus, Alpha has not entered into any arrangement to participate in any business ventures or purchase any assets, property or business, other than as previously disclosed or discussed elsewhere in this prospectus.

The loss of a gaming license would adversely affect
Alpha's operations

       The gaming industry is highly regulated by each of the states in which gaming is legal. The regulations vary from state to state. Generally, the applicable governing body in each state must find the operator suitable and approve many of the key people employed by or associated with the operator.

       If any person, now or in the future, fails to be approved for a license or fails to remain qualified to hold a license, Alpha would have to disassociate itself from that person or it could lose its license. The governing body almost always has broad discretion in granting, renewing and revoking licenses. Any loss or suspension of any license would have a materially adverse effect on Alpha's operations. These regulations requiring governmental approval of substantial shareholders, directors, officers and key personnel might discourage, delay or prevent a change in control of Alpha.

Gaming operations are subject to taxation

       Alpha believes that the prospect of significant additional revenue through taxation is one of the primary reasons why jurisdictions legalize gaming. As a result, gaming operators are typically subject to significant taxes and fees in addition to normal federal and state corporate income taxes. As presently contemplated, gaming taxes are not expected to apply to Alpha's proposed operations
in New York or Florida.  Taxes and fees on gaming
operations are subject to increase at any time. If Alpha were again to be involved in gaming activities, it would be
subject to these taxes or fees.   These taxes and fees could
adversely affect the results of Alpha's operations.

Alpha's success is dependent upon the services of key officers

       Alpha's success is largely dependent upon the personal efforts of Stanley S. Tollman, its President and Chief Executive Officer. Alpha does not maintain and does not intend to obtain a key employee life insurance policy on the life of Mr. Tollman. Although Mr. Tollman is only required to devote approximately 20% of his business time to the operations of Alpha, the loss of his services could have a materially adverse effect on Alpha's prospects.

This prospectus contains forward-looking statements

       Certain statements contained in this
prospectus and the documents incorporated by reference are based on current expectations. Such statements are forward looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially include the following: (i) general economic conditions, (ii) competitive market influences and (iii) the loss of, or reduction in spending by, existing customers.


      RECENT DEVELOPMENTS

Casino and gaming development activities

 New York

       On December 1, 1995, one of Alpha's
subsidiaries entered into a memorandum of understanding
with Catskill Development, L.L.C. to develop and manage
a proposed casino adjacent to the Monticello Raceway in
Sullivan County, New York (approximately 90 miles from
New York City).  Bryanston Group, Inc., an affiliate of
Alpha that is 50% owned by the spouse of Alpha's
chairman, president and chief executive officer, owns 25%
of Catskill Development. The memorandum of
understanding provides for the establishment of Mohawk
Management, LLC, a New York limited liability company,
to be owned equally by Catskill Development and Alpha's
subsidiary.   Mohawk Management, LLC. was formed in
January 1996. The memorandum of understanding anticipated that Mohawk Management would enter into an agreement to manage a proposed casino on land to be held in trust for the St. Regis Mohawk Indian Tribe. The memorandum of understanding also set forth in general terms the respective obligations of Catskill and Alpha's subsidiary to fund and manage Mohawk Management, LLC. Catskill Development and Alpha agreed to enter into a definitive agreement on the terms established in the memorandum.

       Mohawk Management has executed a
management contract with the St. Regis Mohawk Indian
Tribe for the management of the proposed casino. Subject to obtaining the requisite approvals, it is anticipated that Mohawk Management will develop and manage the casino and that Alpha's subsidiary, Alpha Monticello, Inc., will be responsible for the day-to-day operations. The casino project is subject to approval by the U.S. Department of the Interior and its Bureau of Indian Affairs, the National Indian Gaming Commission and the Governor of the State of New York. As of the date of this prospectus, such approvals have not all been obtained.

       Since Mohawk Management did not obtain all
of the governmental approvals necessary for the
construction and operation of the proposed casino by
December 31, 1998, the memorandum of understanding
terminated by its express terms.  The management contract
does not have the same termination provision.  Alpha
Monticello and Catskill Development disagreed how the
expiration of the memorandum of understanding affected
the continued existence and ownership structure of
Mohawk Management and the disposition of the
management contract.   On December 28, 1998, Alpha
Monticello filed for arbitration to resolve their disagreement.

       As of September 15, 1999, Alpha Monticello and Catskill Development reached a tentative settlement and the original memorandum of understanding is being revised. At the request of all parties, the American Arbitration Association agreed to stay further proceedings in the arbitration until December 1, 1999 so that the parties could finalize these arrangements. Upon the effectiveness of this proposed settlement, Alpha Monticello would be entitled to receive 40% of Mohawk Management's basic management fee income and 50% of the service fee income accruing to Mohawk Management for professional services rendered. The net result of the proposed settlement would entitle Alpha Monticello to receive approximately 45% of all management fee and service income derived from the underlying management contract.

       In a related transaction, the Bryanston Group, subject to the receipt of all necessary governmental approvals by Alpha Monticello for the casino project at the Monticello Raceway, has agreed to transfer to Alpha
Monticello 5% of Bryanston's ownership interest in its real property holdings in Monticello Raceway. That holding includes the raceway's building and equipment and approximately 200 acres of land. Additionally, subject to approval by the New York State Racing and Wagering
Board, Bryanston has agreed to transfer its 25% ownership in the Raceway's parimutuel operations to Alpha
Monticello. Under the previous management agreement, Alpha Monticello did not participate in either of these undertakings nor the previously discussed development fee arrangement.

Florida

       On May 7, 1999, Miami-Dade County
approved an exclusive 5-year lease with one of Alpha's subsidiaries, Alpha Florida Entertainment, Inc. Under this lease, Alpha Florida may dock and operate a day-cruise vessel out of the county's Haulover Beach Park and Marina adjacent to Bal Harbour, Florida. The county may renew the lease for two periods of five years each. Alpha
Florida has agreed to pay the county a minimum monthly base rent, a per-passenger fee and a percentage of retail merchandise sold in the facility. The lease commences upon the inaugural cruise.

Louisiana

       In December 1998, Alpha entered into a
memorandum of understanding with Equity Services, Inc.
to exchange Alpha's then-dormant Jubilation vessel plus cash for the ownership of an operating truck stop and video poker room in Port Allen, Louisiana. The proposed transaction as originally comtemplated in the memorandum of understanding will not proceed.
However, the parties have been continuing their discussions with respect to the possible acquisition of other truckstop/video poker properties Equity has under development. There can, however, be no assurance that these discussions will result in any agreement with respect to a prospective acquisition.

Mississippi

       On July 8, 1999, Alpha entered into an
agreement with Casino Ventures, LLC.   Alpha contributed
its dormant vessel, Bayou Caddy's Jubilation Casino. In
return, Alpha received $150,000 in cash, a $1,350,000
promissory note and  a membership interest in Casino
Ventures.  The vessel will be refurbished and redeployed
to Mhoon Landing in Tunica, Mississippi. Alpha expects
Casino Ventures to commence its Tunica operations in
mid-2000.  Upon repayment of the promissory note and
other specific funding of the venture, Alpha's membership
interest
in Casino Ventures will decrease from its initial
percentage of 93% to 15%.  Alpha is not required to make
any further capital contributions to Casino Ventures.
Alpha cannot provide any assurance that Casino Ventures
will succeed or be able to pay its debt to Alpha under the
note.  Alpha also cannot provide any assurance that it will
realize any value from what will ultimately be  its  15%
membership interest  in Casino Ventures.  Matthew
Walker, a director of the company, is a member in Casino
Ventures and serves as its general manager.


Legal proceedings

       In January 1996, Alpha Gulf Coast, Inc., a subsidiary of Alpha, was named as a defendant in 5 related actions brought in the Circuit Court of Hinds County, Mississippi. These cases are based on the theory of "liquor liability" for serving alcohol to a customer. According to the plaintiffs, on January 16, 1995, a vehicle driven by one of the plaintiffs collided with a vehicle driven by a person the plaintiffs claim was served alcoholic beverages by Alpha Gulf. Plaintiffs seek a total of $17.1 million for their personal injuries and a total of $37.5 million as punitive damages. The cases have been consolidated for discovery purposes, although only one case has been set for trial. The scheduled trial date is March 13, 2000, in Jackson, Mississippi. If Alpha Gulf's motion to transfer the case to another court is successful, the trial date will be changed. The ultimate outcome of this litigation cannot presently be determined.

       Alpha is involved in a dispute with Greenville
Casino Partners, L.P. regarding an agreement dated
December 17, 1997.   Alpha claims that Greenville Casino
Partners is liable for certain liabilities and accounts payable. Greenville Casino Partners has counterclaimed that Alpha breached some of its warranties, failed to continue operating the casino in the normal course of business through the date of sale and also failed to pay certain accounts. Management is vigorously pursuing
Alpha's own claims and is also contesting Greenville
Casino Partners' claims. An arbitration hearing was held on March 15-17, 1999, and each side has been asked to submit supplemental information. Since then, Alpha and Greenville have engaged in extensive settlement negotiations. As of November 5, 1999, representatives of the parties were contacting the arbitrator to request that the arbitration be reconvened for a final determination and resolution of the claims. Alpha and its counsel believe that, based on information presently available, the arbitrator will find that the total of Alpha's claims exceed the total of Greenville Casino Partners' claims so that the net result will be in Alpha's favor.


         USE OF PROCEEDS

       Alpha may receive up to $2,889,878 in
proceeds from the exercise of outstanding options under the 1993 and 1998 stock option plans, which proceeds will be utilized for general corporate purposes, including working capital. There can be no assurance that the option holders will exercise any or all of the options that are presently outstanding or that may be issued under the plan. Alpha will not receive any proceeds from the sale of any shares offered by this prospectus. The selling shareholders will receive all of the net proceeds from the sale of such shares.


      PLAN OF DISTRIBUTION

       Any shares of common stock sold under this
prospectus will be sold by the selling shareholders or their allowed transferees pursuant to the rules of the Securities and Exchange Commission for their own account. The
selling shareholders may sell shares of common stock in
any of the following ways: (1) through dealers; (2)
through agents; or (3) directly to one or more purchasers.
These sales may be effected from time to time in one or
more transactions on the NASDAQ SmallCap Market or
the Boston Stock Exchange and may include block
transactions. Any of these transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated
prices or at fixed prices. Some transactions may comply
with Rule 144 under the Securities Act.   If shares of
common stock are sold through brokers, the selling shareholders may pay customary brokerage commission and charges. The selling shareholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions. The selling shareholders and any broker-dealers or agents that act in connection with the sale of the shares pursuant to this Prospectus might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, and any discounts, commissions or concessions received by any such broker-dealer or agent and any profit on the resale of shares as principals might be deemed to be underwriting discounts and commissions under the Securities Act.

       Alpha will bear all costs and expenses of the registration of the selling shareholders' shares under the Securities Act and state securities laws. However, each of the selling shareholders will bear all brokerage commissions, if any, attributable to the sale of his or her shares.


 RESALE OF SHARES BY AFFILIATES

       In general, the shares offered by this prospectus may be resold freely. The acquisition of shares of common stock by officers and directors of the company through the exercise of options will generally not be considered a "purchase," but the sale thereof will generally be considered a "sale" for Section 16(b) of the Exchange Act.


      SELLING SHAREHOLDERS

       The shares of common stock offered in this
prospectus are being registered for re-offers and re-sales by selling shareholders of Alpha who may acquire the shares upon the exercise of options granted under the 1993 and 1998 stock option plans. The selling shareholders may resell all or some of the shares that they may acquire upon exercise of options under either of the plans. They will be eligible to sell those shares whether or not they presently
have the intention to do so.   The table below assumes
that all of the shares being offered will be sold, but we cannot assure you that the selling shareholders will sell all or any of their shares.

       The following table sets forth, as of
November 3, 1999, certain information with respect to the beneficial ownership of our common stock by the selling shareholders named in it. The column under the heading
"Number of shares beneficially owned prior to offering" includes all shares owned by the named person, shares issuable upon exercise of warrants and shares that he or she may acquire upon exercise of options under the 1993 and 1998 stock option plans.


                                 Number of shares     Number of         Number of
                                 beneficially owned   shares covered    shares to be         Percentage
Selling Shareholder              prior to the         by this           owned after          of class after
(and relationship)               offering             prospectus        the offering         the offering
Aro, Thomas W.
(Vice President,
Secretary and Director)          319,500              290,000            29,500                  *

Cutler, James
(Director)                       212,320              200,000            12,320                  *

Kendziera, Craig
(Treasurer)                       70,300               70,000               300                  *

Kozlov, Herbert
(Director)                       145,000              145,000                 0                  *

Steenhuisen, Robert
(Chief Accounting Officer)        70,000               70,000                 0                  *

Tollman, Brett
(Vice President and Director)  1,834,875              275,000         1,559,875                8.29%

Tollman, Stanley
(Chairman of the Board,
CEO and President)               250,000              250,000                 0                  *

Walker, Matthew
(Director)                       534,237              130,000           404,237                2.15%

         TOTALS:               3,436,232            1,430,000         2,006,232               10.66%


 *    Less than one percent.

      In the table above:

        * The entries in the column entitled "Percentage of class" are based on 16,803,149 shares outstanding plus 2,020,000 shares issuable upon the exercise of options granted under the 1993 and 1998 plans, including 590,000 shares issuable to employees and non-affiliates of Alpha under the plans that are not required to be included in this reoffer prospectus.

        * In addition to his options under the 1993 and 1998 stock option plans, the information for Thomas W. Aro includes 22,000 shares he presently owns and 7,500 shares he has the right to acquire upon the exercise of warrants he presently holds.

        * In addition to his options under the 1993 and 1998 stock option plans, the information for James A. Cutler includes 12,320 shares he presently owns. The information does not include 4,000 shares owned by Mr. Cutler's children, of which he disclaims beneficial ownership.

        * In addition to his options under the 1993 and 1998 stock option plans, the information for Craig
          Kendziera includes 300 shares he presently owns.

        * In addition to his options under the 1993 and 1998 stock option plans, the information for Brett G. Tollman includes 559,875 shares he presently owns, as well as 1,000,000 shares held in the Tollman Family Trust, of which Brett G. Tollman is the sole Trustee. Brett G. Tollman is the son of Stanley S. Tollman and Beatrice Tollman. Each of Brett G. Tollman, Stanley S. Tollman and Beatrice Tollman disclaims beneficial ownership of the shares beneficially owned by either of the other of them.

        * The information for StanleY Tollman does not include up to 1,000,000 shares he has the right to acquire through the conversion, under certain conditions, of up to $2,000,000 of accrued but unpaid salary (at a conversion rate of $2 per share).

      LEGAL MATTERS

   Certain legal matters in connection
with the shares of common stock being offered hereby will be passed upon for Alpha by Parker
Duryee Rosoff & Haft, P.C.,  New York, New
York 10017.  Herbert F. Kozlov, a director of
Alpha and one of the named shareholders in this prospectus, is a member of that law firm.

         EXPERTS

   The financial statements, included in
Alpha's annual report on Form 10-K for the year ended December 31, 1998, incorporated herein by reference, have been audited by Rothstein, Kass & Company, P.C., independent certified public accountants, as indicated in their report. The financial statements are incorporated into this prospectus by reference in reliance upon the report of the firm given their authority as experts in accounting and auditing.


ADDITIONAL INFORMATION ABOUT
ALPHA

        Alpha files annual, quarterly and
special reports, proxy statements and other information with the Securities and Exchange
Commission ("SEC").  You may read and
copy any of the information on file with the SEC and the SEC's public reference rooms in Washington, D.C., New York, New York, and
Chicago, Illinois.  Copies of the filed
documents can be obtained by mail from the Public Reference Section of the SEC at Room
1024, 450 Fifth Street, N.W. Washington,
D.C. 20549, at prescribed rates. You may call the SEC, at 1-800-SEC-0330, for further information on the public reference rooms.
Filed documents are also available to the public at the SEC's website at http://www.sec.gov.

   Alpha has filed with the SEC a
Registration Statement on Form S-8 with
respect to the common stock that may be
issued upon exercise of options granted under its 1993 and 1998 stock option plans. This prospectus is only part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any contract or other document, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.

   You may read and copy any of the
information on file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Filed documents are also available to the public at the SEC's website at http://www.sec.gov.

DOCUMENTS INCORPORATED BY
       REFERENCE

   The SEC allows a company to
"incorporate by reference" information it files with them, which means that Alpha can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that Alpha files later with the SEC will automatically update and supersede this information. Alpha incorporates by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the
Securities Exchange Act of 1934, until all of the shares offered are sold.

        (a)  Alpha's Annual Report on
Form 10-K for the fiscal year ended
December 31, 1998;

   (b)  Alpha's Quarterly Reports
        on Form 10-Q for the fiscal
        quarters ended March 31,
        1999 and June 30, 1999;
        and

   (c)  Alpha's Registration
        Statement on Form S-1, as
        filed with the SEC on
        August 8, 1996 (with
        respect to the description of
        the common stock).

   Any statement contained in a
document incorporated or deemed to be
incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

   You can request, and Alpha will send
to you, without charge, copies of documents that are incorporated by reference in this prospectus but that are not delivered to you
(other than exhibits to such documents that are not specifically incorporated by reference).
You may request these copies by writing or telephoning Alpha at: Alpha Hospitality
Corporation, 12 East 49th Street, 24th Floor,
New York, New York 10017, attention:
Thomas W. Aro, telephone number (212)
750-3500.

         PART II
INFORMATION NOT REQUIRED IN
PROSPECTUS

Item 4.   Description of Securities
   Not applicable.
Item 5.   Interests of Named Experts and
Counsel
   Certain legal matters in connection
with the shares of common stock being offered hereby will be passed upon for Alpha by Parker
Duryee Rosoff & Haft, P.C.,  New York, New
York 10017.  Herbert F. Kozlov, a director of
Alpha, is a member of that law firm.
Item 6. Indemnification of Directors and
Officers.
   The Delaware General Corporation
Law permits Delaware corporations to eliminate or limit the personal liability of a director to the corporation for monetary damages arising from certain breaches of fiduciary duties as a director.
Alpha's Certificate of Incorporation includes such a provision eliminating the personal liability of directors to Alpha and its stockholders for monetary damages for breach of fiduciary duty as a director except (i) any breach of a director's duty of loyalty to Alpha or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for any transaction from which the director derived an improper personal benefit; or (iv) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in
Section 174 of the Delaware General
Corporation Law. Directors are also not insulated from liability for claims arising under the federal securities laws. The foregoing provisions of Alpha's Certificate of
Incorporation may reduce the likelihood of derivative litigation against directors for breaches of their fiduciary duties, even though such an action, if successful, might otherwise have benefitted Alpha and its stockholders.

   Alpha's Certificate of Incorporation
also provides that Alpha shall indemnify its directors, officers and agents to the fullest extent permitted by the Delaware General
Corporation Law. Alpha has directors' and officers' liability insurance, and it may also enter into indemnity agreements with its directors and officers for the indemnification of and advancing of expenses to these persons to the fullest extent permitted by law.

Item7.  Exemption From Registration
Claimed
   Not Applicable.

Item 8.  Exhibits

Exhibit
Number       Description of
Exhibits

  4(a)       Form of Common Stock
             Certificate of Alpha*
  4(b)       Certificate of Designation**
  5          Opinion of Parker Duryee
             Rosoff & Haft, P.C.
  10(a)      1993 Stock Option Plan*
  10(b)      1998 Stock Option Plan***
  23(a)      Consent of Rothstein, Kass
             & Company, P.C.
  23(b)      Consent of Parker Duryee
             Rosoff & Haft, P.C.
             (Included in Exhibit 5
             hereof)
  24         Power of Attorney (included
             in the signature page of Part
             II of this Registration
             Statement)
_______________________

*       Incorporated by reference; filed with
        Alpha's Registration Statement filed
        on Form SB-2 (File No. 33-64236)
        with the Commission on June 10,
        1993 and as amended on September
        30, 1993, October 25, 1993,
        November 2, 1993 and November 5,
        1993.

**      Incorporated by reference; filed with
        Alpha's Annual Report on Form 10-K
        filed on March 31, 1999.

***     Incorporated by reference; filed with
        Alpha's Proxy Statement filed
        pursuant to Section 14(a) of the
        Securities Exchange Act of 1934, as
        amended (File No. 001-12522) with
        the Commission on August 25, 1999.


Item 17.     Undertakings.

(a)     The undersigned Company hereby
        undertakes:

   (1)  To file, during any period in
        which offers or sales are
        being made, a post-effective
        amendment to this
        registration statement:

        (i)  To include any
             prospectus required
             by Section 10(a)(3)
             of the Securities
             Act of 1933;

        (ii)      To reflect in the
                  prospectus any
                  facts or events
                  arising after the
                  effective date of the
                  registration
                  statement (or the
                  most recent
                  post-effective
                  amendment
                  thereof) which,
                  individually or in
                  the aggregate,
                  represent a
                  fundamental
                  change in the
                  information set
                  forth in the
                  registration
                  statement; and

                   (iii)    To include any
                            material
                            information with
                            respect to the plan
                            of distribution not
                            previously
                            disclosed in the
                            registration
                            statement or any
                            material change to
                            such information in
                            the registration
                            statement;

             provided, however,
             that paragraphs
             (a)(1)(i) and (ii) do
             not apply if the
             registration
             statement is on
             Form S-3 or Form
             S-8, and the
             information
             required to be
             included in a
             post-effective
             amendment by
             those paragraphs is
             contained in
             periodic reports
             filed with or
             furnished to the
             SEC by the
             registrant pursuant
             to Section 13 or
             15(d) of the
             Securities
             Exchange Act of
             1934 that are
             incorporated by
             reference in the
             registration
             statement.

    (2)      That, for the purpose of
             determining any liability
             under the Securities Act,
             each such post-effective
             amendment shall be deemed
             to be a new registration
             statement relating to the
             securities offered therein,
             and the offering of such
             securities at that time shall be
             deemed to be the initial bona
             fide offering thereof.

   (3)  To remove from registration
        by means of a post-effective
        amendment to any of the
        securities being registered
        that remain unsold at the end
        of the offering.

(b)     The undersigned Company hereby
        undertakes that, for purposes of
        determining any liability under the
        Securities Act, each filing of the
        Company's annual report pursuant to
        Section 13(a) or Section 15(d) of the
        Exchange Act (and, where applicable,
        each filing of an employee benefit
        plan's annual report pursuant to
        Section 15(d) of the Exchange Act)
        that is incorporated by reference in the registration statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)      Insofar as indemnification for
        liabilities arising under the Securities
        Act may be permitted to directors,
        officers and controlling persons of the
        Company pursuant to the foregoing
        provisions, or otherwise, the Company
        has been advised that in the opinion of
        the SEC such indemnification is
        against public policy as expressed in
        the Securities Act and is, therefore,
        unenforceable. In the event that a
        claim for indemnification against such
        liabilities (other than payment by the
        Company of expenses incurred or paid
        by a director, officer or controlling
        person of the Company in the
        successful defense of any action, suit
        or proceeding) is asserted by such
        director, officer or controlling person
        in connection with the securities being
        registered, the Company will, unless in
        the opinion of its counsel the matter
        has been settled by controlling
        precedent, submit to a court of
        appropriate jurisdiction the question
        whether such indemnification by it is
        against public policy as expressed in
        the Securities Act and will be
        governed by the final adjudication of
                such issue.

        SIGNATURES

   In accordance with the requirements of
the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on
November 9, 1999.

ALPHA HOSPITALITY CORPORATION



By:/s/ Stanley S. Tollman
Stanley S. Tollman, Chief Executive Officer

   KNOW ALL MEN BY THESE
PRESENTS, that each person whose signature appears below constitutes and appoints Robert
Steenhuisen his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and the documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   In accordance with the requirements of
the Securities Act of 1933, this Registration
Statement was signed by the following persons in the capacities and on the dates stated.


       Signature                           Title                     Date


/s/ Stanley S. Tollman
Stanley S. Tollman        Chairman of the Board and Chief
                          Executive Officer (Principal
                          Executive Officer)                  November 9, 1999


/s/ Thomas W. Aro
Thomas W. Aro            Vice President, Secretary
                         and Director                         November 9, 1999


/s/ Robert Steenhuisen
Robert Steenhuisen       Principal Accounting Officer         November 9, 1999


/s/ Brett Tollman
Brett Tollman            Vice President and Director          November 9, 1999


/s/ Matthew B. Walker
Matthew B. Walker        Director                             November 9, 1999


/s/ Herbert F. Kozlov
Herbert F. Kozlov        Director                             November 9, 1999


/s/ James A. Cutler
James A. Cutler          Director                             November 9, 1999

      EXHIBIT 5







                               November 9, 1999




Alpha Hospitality Corporation
12 East 49th Street
New York, New York 10017

Re:  Registration Statement on Form
S-8 under the Securities Act of 1933

Ladies and Gentlemen:

 In our capacity as counsel to
Alpha Hospitality Corporation (the
"Company"), a Delaware corporation,
we have been asked to render this
opinion in connection with a
Registration Statement on Form S-8,
being filed contemporaneously
herewith by the Company with the
Securities and Exchange Commission
under the Securities Act of 1933, as
amended, covering an aggregate of
4,900,000 shares (the "Plan Shares") of
Common Stock, $0.01 par value, which
will be issuable upon the exercise of
options granted (or to be granted)
under the Company's 1993 and 1998
Stock Option Plan (the "Plans").

 In connection with, and as the
basis for, the opinion we render herein, we have examined the Certificate of Incorporation and the By-Laws of the Company, both as amended to date, the Plan, the Registration Statement, corporate proceedings of the Company relating to the granting of options under the Plans and such other instruments and documents as we have deemed relevant under the circumstances.

 In making the aforesaid
examinations, we have assumed the
genuineness of all signatures and the
conformity to original documents of all
copies furnished us as original or
photostatic copies.  We have also
assumed that the corporate records
furnished to us by the Company
include all corporate proceedings taken
by the Company to date in connection
with the Plans and the granting of
options under the Plans.

 Based upon and subject to the
foregoing, we are of the opinion that:

 (1)  The Company has been
duly incorporated and is validly
existing as a corporation in good
standing under the laws of the State of
Delaware.

 (2)  The Plan Shares, when
duly issued upon the due, timely and
proper exercise of options granted
under the Plans, will be duly and
validly authorized and fully paid and
non-assessable.

 We hereby consent to the use of
our opinion as herein set forth as an
exhibit to the Registration Statement
and to the use of our name under the
caption "Legal Matters" in the
prospectus forming a part of the
Registration Statement.

                 Very truly yours,

             PARKER DURYEE ROSOFF & HAFT, P.C.

             Exhibit 23(a)



Rothstein, Kass & Company, P.C.







 CONSENT OF INDEPENDENT
        AUDITORS


 We hereby consent to the
incorporation by reference in this Registration
Statement of Alpha Hospitality Corporation and
Subsidiaries on Form S-8 of our report dated
February 17, 1999, except for Note 3 as to which the date is March 26, 1999 which appears in the annual report on Form 10-K of Alpha
Hospitality Corporation and Subsidiaries for the year ended December 31, 1998 and to the reference to our firm under the caption"Experts" in the Prospectus.




                     /s/Rothstein, Kass & Company, P.C.
                     Rothstein, Kass & Company, P.C.


Roseland, New Jersey
November 8, 1999